                                                                   EXHIBIT 23.02


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


    We have issued our report dated March 7, 2004, accompanying the financial statements included in the Annual Report of LecTec Corporation on Form 10-KSB for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of LecTec Corporation on Form S-3 (File No. 333-40183, effective November 17, 1997) and Forms S-8 (File No. 33-121780, effective April 21, 1987, File No. 33-45931, effective February 21, 1992, File No. 333-46283, effective February 13, 1998, File No. 333-46289, effective February 13, 1998, File No. 333-72569, effective February 18, 1999, File No. 333-72571, effective February 18, 1999 and File No. 333-68920, effective September 4, 2001).

/s/ GRANT THORNTON LLP



Minneapolis, Minnesota
April 14, 2005

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